Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	March 31,	Year ended December 31,
	2009	2008	2007	2006	2005	2004
	(millions except ratios)
Income before income taxes, equity in net income of associates and noncontrolling interest	$236	$399	$554	$514	$421	$591
Add back fixed charges:
Total fixed charges	46	150	106	66	53	48
Dividends from associates	—	9	6	5	5	7
Less:
Capitalized interest	—	(1)	(2)	—	—	—
Income as adjusted	$282	$557	$664	$585	$479	$646

Fixed charges
Interest expense	$38	$105	$66	$38	$30	$22
Portions of rents representative of interest factor	8	45	40	28	23	26
Total fixed charges	$46	$150	$106	$66	$53	$48

Ratio of earnings to fixed charges	6.1	3.7	6.3	8.9	9.0	13.5

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	March 31,	Year ended December 31,
	2009	2008	2007	2006	2005	2004
	(millions except ratios)
Income before income taxes, equity in net income of associates and noncontrolling interest	$236	$399	$554	$514	$421	$591
Add back fixed charges:
Total fixed charges	46	150	106	66	53	48
Dividends from associates	—	9	6	5	5	7
Less:
Capitalized interest	—	(1)	(2)	—	—	—
Income as adjusted	$282	$557	$664	$585	$479	$646

Fixed charges and preferred stock dividends
Interest expense	$38	$105	$66	$38	$30	$22
Portions of rents representative of interest factor	8	45	40	28	23	26
Total fixed charges	$46	$150	$106	$66	$53	$48
Preferred stock dividends	—	—	—	—	—	—
Total fixed charges and preferred stock dividends	$46	$150	$106	$66	$53	$48

Ratio of earnings to combined fixed charges and preferred stock dividends	6.1	3.7	6.3	8.9	9.0	13.5